Exhibit 99.2
TREEHOUSE FOODS, INC.
IMPACT OF THE CHANGE IN INVENTORY VALUATION METHOD FROM LIFO TO FIFO
(Unaudited, in millions, except per share data)

Q1 2019
Cost of sales - as previously reported	$1,106.5
Cost of sales - adjustment	(0.5)
Cost of sales - retrospectively adjusted	1,106.0

Income tax (benefit) expense - as previously reported	(12.3)
Income tax (benefit) expense - adjustment	0.1
Income tax (benefit) expense- retrospectively adjusted	(12.2)

Net (loss) - as previously reported	(27.3)
Net (loss) - adjustment	0.4
Net (loss) - retrospectively adjusted	(26.9)

(Loss) / earnings per share (GAAP) - as previously reported	$(0.49)
(Loss) / earnings per share (GAAP) - adjustment	$0.01
(Loss) / earnings per share (GAAP) - retrospectively adjusted	$(0.48)

Adjusted Diluted EPS - as previously reported	$0.13
Adjusted Diluted EPS - adjustment	$0.01
Adjusted Diluted EPS - retrospectively adjusted	$0.14

TREEHOUSE FOODS, INC.
IMPACT OF THE CHANGE IN INVENTORY VALUATION METHOD FROM LIFO TO FIFO
QUARTERLY 2018
(Unaudited, in millions, except per share data)

	Q1	Q2	Q3	Q4	2018
Cost of sales - as previously reported	$1,249.3	$1,220.0	$1,166.5	$1,220.9	$4,856.7
Cost of sales - adjustment	(0.7)	(0.7)	3.7	1.7	4.0
Cost of sales - retrospectively adjusted	1,248.6	1,219.3	1,170.2	1,222.6	4,860.7

Income tax (benefit) expense - as previously reported	(9.8)	(6.1)	(5.2)	(2.3)	(23.4)
Income tax (benefit) expense - adjustment	0.2	0.1	(0.9)	(0.4)	(1.0)
Income tax (benefit) expense- retrospectively adjusted	(9.6)	(6.0)	(6.1)	(2.7)	(24.4)

Net (loss) income - as previously reported	(34.1)	(20.1)	5.4	(12.6)	(61.4)
Net (loss) income - adjustment	0.5	0.6	(2.8)	(1.3)	(3.0)
Net (loss) income - retrospectively adjusted	(33.6)	(19.5)	2.6	(13.9)	(64.4)

(Loss) / earnings per diluted share (GAAP) - as previously reported [1]	$(0.60)	$(0.36)	$0.10	$(0.23)	$(1.10)
(Loss) / earnings per diluted share (GAAP) - adjustment [1]	$0.01	$0.01	$(0.05)	$(0.02)	$(0.05)
(Loss) / earnings per diluted share (GAAP) - retrospectively adjusted [1]	$(0.59)	$(0.35)	$0.05	$(0.25)	$(1.15)

Adjusted Diluted EPS - as previously reported [1]	$0.18	$0.37	$0.62	$1.03	$2.20
Adjusted Diluted EPS - adjustment [1]	$0.01	$0.01	$(0.05)	$(0.02)	$(0.05)
Adjusted Diluted EPS - retrospectively adjusted [1]	$0.19	$0.38	$0.57	$1.01	$2.15

1	Due to rounding and the fluctuations in shares, the sum of the four quarters may not be the same as the total for the year.

TREEHOUSE FOODS, INC.
IMPACT OF THE CHANGE IN INVENTORY VALUATION METHOD FROM LIFO TO FIFO
QUARTERLY 2017
(Unaudited, in millions, except per share data)

	Q1	Q2	Q3	Q4	2017
Cost of sales - as previously reported	$1,249.8	$1,245.6	$1,289.1	$1,442.2	$5,226.7
Cost of sales - adjustment	(0.7)	(0.7)	(0.5)	(2.9)	(4.8)
Cost of sales - retrospectively adjusted	1,249.1	1,244.9	1,288.6	1,439.3	5,221.9

Income tax (benefit) expense - as previously reported	11.5	(21.8)	1.3	(229.4)	(238.4)
Income tax (benefit) expense - adjustment	0.3	0.3	0.2	(2.7)	(1.9)
Income tax (benefit) expense- retrospectively adjusted	11.8	(21.5)	1.5	(232.1)	(240.3)

Net (loss) income - as previously reported	28.2	(34.2)	28.8	(309.0)	(286.2)
Net (loss) income- adjustment	0.4	0.5	0.3	5.6	6.8
Net (loss) income - retrospectively adjusted	28.6	(33.7)	29.1	(303.4)	(279.4)

(Loss) / earnings per diluted share (GAAP) - as previously reported [1]	$0.49	$(0.60)	$0.50	$(5.40)	$(5.01)
(Loss) / earnings per diluted share (GAAP) - adjustment [1]	$0.01	$0.01	$—	$0.09	$0.12
(Loss) / earnings per diluted share (GAAP) - retrospectively adjusted [1]	$0.50	$(0.59)	$0.50	$(5.31)	$(4.89)

Adjusted Diluted EPS - as previously reported [1]	$0.61	$0.51	$0.67	$1.02	$2.81
Adjusted Diluted EPS - adjustment [1]	$0.01	$0.01	$—	$0.09	$0.12
Adjusted Diluted EPS - retrospectively adjusted [1]	$0.62	$0.52	$0.67	$1.11	$2.93

1	Due to rounding and the fluctuations in shares, the sum of the four quarters may not be the same as the total for the year.